UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2014

AMERICA’S SUPPLIERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-27012 (Commission File Number)	27-1445090 (I.R.S. Employer Identification No.)

7575 E. Redfield Rd., Suite 201, Scottsdale, AZ 85260

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (480)-922-8155

 ______________________ ___________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 7, 2014, the Arizona Department of Revenue (the “Department”) advised America’s Suppliers, Inc. (the “Company”) of the initial results of the Transaction Privilege and Use Tax Audit it conducted of the Company’s two operating subsidiaries, DollarDays International, Inc. (“DollarDays”) and WowMyUniverse, Inc. (“Wow”). The Department audited the period from December 1, 2009 through November 30, 2013 for DollarDays and the period from December 1, 2010 through November 30, 2013 for Wow.

The Department has initially concluded that each of DollarDays and Wow owed additional Transaction Privilege and Use Tax for the applicable periods. The Department advised the Company that it believes DollarDays has an additional tax obligation of approximately $185,700, and together with penalty and interest, a total of approximately $199,500 is due and owing to the State of Arizona (the “State”). The Department further advised the Company that it believes Wow has an additional tax obligation of approximately $26,200, and together with penalty and interest, a total of approximately $31,600 is due and owing to the State.

The Company is currently conducting its own assessment of the respective tax obligations of DollarDays and Wow during the applicable periods. The Company does not believe that either DollarDays or Wow underpaid or underreported its respective tax obligations to the Department to the extent set forth in the Department’s initial assessment. The Company intends to contest the amounts the Department has assessed as being owed to the State following the final assessment from the Department in accordance with all applicable procedures and laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Suppliers, Inc.

By:	/s/ Marc Joseph
Name:	Marc Joseph
Title:	President and Chief Executive Officer

Date: April 23, 2014